U.S. SECURITIES AND EXCHANGE COMMISSION



WASHINGTON, DC  20549



FORM 12b-25



							   	 SEC File Number 0-10315

                                                CUSIP Number 268
310 109



NOTICE OF LATE FILING

(Check One) :





[X] Form 10-K     [ ] Form 11-K     [ ] Form 20-F     [ ] Form
10-Q     [ ] Form N-SAR

                   For the period ending July 31, 1998



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If the notification relates to a portion of the filing checked above,

identify the Item(s) to which the notification relates :  N/A



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Part I - Registrant Information

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     Full Name of Registrant: E-Commerce West Corp.



     Former Name if Applicable: Royal Casino Group Inc.



     Address of Principal Executive Office (Street and Number):



                       152 Sherman St.

                       Deadwood,  South Dakota  57732



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Part II - Rules 12b-25(b) and (c)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12(b)-25(b), the following should be completed. (Check box if appropriate)



[ ]     (a) The reasons described in reasonable detail in Part
III of this form could not be eliminated without unreasonable effort or expense;



[X]     (b) The subject annual report or semi-annual
report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and



[ ]     (c) The accountants statement or other exhibit required
by Rule 12b-25(c) has been attached if applicable.







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Part III - Narrative

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State below in reasonable detail the reasons why form 10-K,
11-K, 20-F, 10-Q or N-SAR or portion thereof could not be filed within the prescribed time period.



     The Registrant is unable to file its Annual Report on Form 10-K within the prescribed time period because the Company has experienced some delay in compiling its financial records to complete the preparation of the audited financial statements for the relevant fiscal year.



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Part IV - Other Information

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(1)     Name and telephone number of person to contact in regard
to this notification

                         Jon F. Elliott

                         (605) 578-1299



(2) Have all other period reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s)

                                                      [X] Yes  [
] No



(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                      [ ] Yes
[X] No



If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                          E-Commerce West Corp.

                   ----------------------------------

                                   (Name of Registrant as
specified in charter)



has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date: October 28, 1998             By:  /s/ Jon F. Elliott

      ----------------                 --------------------

                                       Jon F. Elliott.
President/CEO.